Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

CONFLUENT, INC.

The undersigned, Edward Jay Kreps, hereby certifies that:

1.    The undersigned is the duly elected and acting President of Confluent, Inc., a Delaware corporation.

2.    The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on September 11, 2014 under the name “Infinitem, Inc.”

3.    The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is Confluent, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the state of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808 and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A)    Classes of Stock. The Corporation is authorized to issue three classes of stock to be designated, respectively, “Common Stock,” “Founder Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 1,615,913,668 shares, each with a par value of $0.00001 per share. 1,000,000,000 shares shall be a series designated as Class A Common Stock (the “Class A Common Stock”), 500,000,000 shares shall be a series designated Class B Common Stock (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), 635,818 shares shall be Founder Stock and 115,277,850 shares shall be Preferred Stock.

(B)    Powers, Preferences, Special Rights and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) shall be divided into series as provided herein. 34,911,252 shares of Preferred Stock shall be designated “Series A Preferred Stock,” 24,948,780 shares of Preferred Stock shall be designated “Series B Preferred Stock”, 18,657,756 shares of Preferred Stock shall be designated “Series C Preferred Stock”, 12,106,303 shares of Preferred Stock shall be designated “Series D Preferred Stock” and 24,653,759 shares of Preferred Stock shall be designated “Series E Preferred Stock”. The powers, preferences, special rights and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are as set forth below in this Article IV(B).

1.    Dividend Provisions. The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, on a pari passu basis and prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Founder Stock and Common Stock of the Corporation, at the rate of $0.01605 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series A Preferred Stock, then held by them, $0.077125 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series B Preferred Stock, $0.2144 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series C Preferred Stock, then held by them, $0.826016 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series D Preferred Stock, then held by them, and $1.197496 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series E Preferred Stock, then held by them; payable when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”), calculated on the record date for determination of holders entitled to such dividend. Such dividends shall not be cumulative. After payment of such dividends, any additional dividends shall be distributed among the holders of Preferred Stock, Founder Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock and Founder Stock into Class B Common Stock), calculated on the record date for determination of holders entitled to such dividend.

2.    Liquidation.

(a)    Preference. In the event of any Liquidation Transaction, the holders of Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Founder Stock and Common Stock, by reason of their ownership thereof, an amount per share equal to $0.20050825 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series A Preferred Stock then held by them, $0.963975 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series B Preferred Stock then held by them, $2.67985 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series C Preferred Stock then held by them, $10.3252 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series D Preferred Stock then held by them, and $14.9687 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series E Preferred Stock then held by them, plus any declared but unpaid dividends on such shares. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive under this Section 2(a).

(b)    Remaining Assets. Upon the completion of the distribution required by Article IV(B)2(a) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Founder Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Founder Stock into Class B Common Stock).

(c)    Deemed Conversion. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Transaction, as defined below, each such holder of shares of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Class B Common Stock immediately prior to the Liquidation Transaction if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Class B Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Class B Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Class B Common Stock.

(d)    Certain Acquisitions.

(i)    Deemed Liquidation. For purposes of this Restated Certificate, a “Liquidation Transaction” shall be deemed to occur if the Corporation shall (I) sell, convey, exclusively license or otherwise dispose of all or substantially all of its assets, property or business in a single transaction or series of related transactions, (II) merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation) or there shall be the closing of a transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity), or (III) effect a liquidation, dissolution or winding up of the Corporation pursuant to the applicable provisions of Section 275 of the Delaware General Corporation Law; provided, however that none of the following shall be considered a Liquidation Transaction: a merger effected exclusively for the purpose of changing the domicile of the Corporation, the sale of shares of Preferred Stock in a bona fide equity financing in which the Corporation is the surviving corporation or (C) a transaction in which the stockholders of the Corporation immediately prior to the transaction own immediately following such transaction, as a result of securities of the Corporation held immediately prior to such transaction 50% or more of the voting power of the surviving or acquiring entity following the transaction. In the event of a Liquidation Transaction pursuant to the provisions of subsection (II) above, all references in this Article IV(B)2 to “assets of the Corporation” shall be deemed instead to refer to the aggregate consideration to be paid to the holders of the Corporation’s capital stock in such merger or consolidation. Nothing in this subsection (i) shall require the distribution to stockholders of anything other than proceeds of such transaction in the event of a merger or consolidation of the Corporation. Notwithstanding the foregoing, the treatment of any transaction as a Liquidation Transaction may be waived by the vote or written consent of (A) the holders of at least a majority of the Corporation’s outstanding Preferred Stock, voting together as a single class on an as-converted basis, (B) the holders of at least a majority of the Corporation’s outstanding Series B Preferred Stock, voting as a separate class on an as-converted basis, (C) the holders of at least a majority of the Corporation’s outstanding Series C Preferred Stock, voting as a separate class on an as-converted basis, (D) the holders of at least a majority of the Corporation’s outstanding Series D Preferred Stock, voting as a separate class on an as-converted basis and (E) the holders of at least a majority of the Corporation’s outstanding Series E Preferred Stock, voting as a separate class on an as-converted basis.

(ii)    Valuation of Consideration. In the event of a Liquidation Transaction, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A)    Securities not subject to investment letter or other similar restrictions on free marketability:

(1)    If traded on a securities exchange, the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange over a specified time period;

(2)    If actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(3)    If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors (including the approval of a majority of the Preferred Directors, as defined below).

(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified in Article IV(B)2(d)(ii)(A) above to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors (including the approval of a majority of the Preferred Directors).

(C)    The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Transaction shall, with the appropriate approval of the definitive agreements governing such Liquidation Transaction by the stockholders under the Delaware General Corporation Law and Article IV(B)6 below, be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Transaction.

(iii)    Notice of Liquidation Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions, all notice periods or requirements in this Restated Certificate may be shortened or waived on behalf of all holders of Preferred Stock, either before or after the action for which notice is required, upon the vote or written consent of the holders of at least a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, that are entitled to such notice rights.

(iv)    Allocation Escrow and Contingent Consideration. In the event of a Liquidation Transaction, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the definitive agreement with respect to such transaction shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and 2(b) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Transaction; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and 2(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this subsection, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Transaction shall be deemed to be Additional Consideration.

(v)    Effect of Noncompliance. In the event the requirements of this Section 2(d) are not complied with or waived, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(d)(iii).

3.    Redemption. The Preferred Stock is not mandatorily redeemable.

4.    Conversion. The holders of shares of Preferred Stock shall be entitled to conversion rights as follows:

(a)    Right to Convert. Subject to Article IV(B)4(c) below, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing $0.20050825 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A Preferred Stock) in the case of the Series A Preferred Stock, $0.963975 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series B Preferred Stock) in the case of the Series B Preferred Stock, $2.67985 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series C Preferred Stock) in the case of the Series C Preferred Stock, $10.3252 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series D Preferred Stock) in the case of the Series D Preferred Stock, and $14.9687 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series E Preferred Stock) in the case of the Series E Preferred Stock, by the Conversion Price applicable to such shares (such quotient is referred to herein as the “Conversion Rate”), determined as hereafter provided, in effect on (i) the date the certificate is surrendered for conversion or (ii) in the case of uncertificated securities, the date the notice of conversion is received by the Corporation. The initial Conversion Price per share shall be $0.20050825 in the case of the Series A Preferred Stock, $0.963975 in the case of the Series B Preferred Stock, $2.67985 in the case of the Series C Preferred Stock, $10.3252 in the case of the Series D Preferred Stock and $14.9687 in the case of the Series E Preferred Stock. Such initial Conversion Prices shall be subject to adjustment as set forth in Article IV(B)4(d) below.

(b)    Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Class B Common Stock at the Conversion Rate then in effect for such share immediately upon the earlier of (i) except as provided in Article IV(B)4(c) below, (x) the Corporation’s sale of its Class A Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which results in aggregate cash proceeds to the Corporation of not less than $80,000,000, net of underwriting discounts and commissions or (y) the “direct listing” of any equity securities of the Corporation, which has been approved by the Preferred Directors holding a majority of the voting power of the Preferred Directors and after which such equity securities are listed on the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors) (a “Direct Listing” and, each of (x) and (y), a “Qualified IPO”) or (ii) the date, or upon the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis; provided, however, that notwithstanding the foregoing, the shares of Series B Preferred Stock shall not automatically be converted into shares of Class B Common Stock pursuant to this Article IV(B)4(b)(ii) without the written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting together as a separate class; provided, further, the shares of Series C Preferred Stock shall not automatically be converted into shares of Class B Common Stock pursuant to this Article IV(B)4(b)(ii) without the written consent of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting together as a separate class; provided, further, the shares of Series D Preferred Stock shall not automatically be converted into shares of Class B Common Stock pursuant to this Article IV(B)4(b)(ii) without the written consent of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, voting together as a separate class; provided, further, the shares of Series E Preferred Stock shall not automatically be converted into shares of Class B Common Stock pursuant to this Article IV(B)4(b)(ii) without the written consent of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, voting together as a separate class.

(c)    Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Class B Common Stock, the holder shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the shares of Class B Common Stock are to be issued and, in the case of Preferred Stock represented by a certificate, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates or, upon request in the case of uncertificated securities, a notice of issuance, for the number of shares of Class B Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of certificates, or in the case of uncertificated securities, on the date such notice of conversion is received by the Corporation, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock as of such date. If the conversion is in connection with a firm commitment underwritten public offering of securities, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event any persons entitled to receive Class B Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d)    Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)    Issuance of Additional Stock Below Purchase Price. If the Corporation should issue, at any time after the date upon which any shares of Series E Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for any series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock (as adjusted for stock splits, stock dividends, reclassification and the like), the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Article IV(B)4(d)(i), unless otherwise provided in this Article IV(B)4(d)(i).

(A)    Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Article IV(B)4(d)(i), the new Conversion Price for such series shall be determined by multiplying the Conversion Price for such series then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include the following: (1) shares of outstanding Common Stock, (2) shares of Class B Common Stock issuable upon conversion of outstanding Preferred Stock and Founders Stock, (3) shares of Class B Common Stock issuable upon exercise of outstanding stock options and (4) shares of Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants, in each case as calculated pursuant to Article IV(B)4(d)(i)(E) below.

(B)    Definition of “Additional Stock”. For purposes of this Article IV(B)4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Article IV(B)4(d)(i)(E) below) by the Corporation after the Purchase Date, other than:

(1)    securities issued pursuant to stock splits, stock dividends or similar transactions, as described in
Article IV(B)4(d)(ii) below;

(2)    securities issuable upon conversion, exchange or exercise of convertible, exchangeable or exercisable securities outstanding as of the Purchase Date including, without limitation, warrants, notes or options;

(3)    Class B Common Stock (or options therefor) issued or issuable to employees, consultants, officers, directors of the Corporation or other persons performing services for the Corporation for the primary purpose of soliciting, retaining, compensating, or rewarding their services, pursuant to stock option plans or restricted stock plans or agreements approved by the Board of Directors, including the approval of a majority of the Preferred Directors;

(4)    Class A Common Stock issued or issuable in a bona fide, firmly underwritten public offering;

(5)    securities issued or issuable in connection with the acquisition by the Corporation of another company or business, which issuance is approved by the Board of Directors, including the approval of a majority of the Preferred Directors;

(6)    securities issued or issuable to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, provided that such issuance is for primarily non-equity financing purposes and is approved by the Board of Directors, including the approval of a majority of the Preferred Directors;

(7)    securities issued or issuable to an entity as a component of any business relationship with such entity primarily for the purpose of (a) joint venture, technology licensing or development activities, (b) distribution, supply or manufacture of the Corporation’s products or services or (c) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, which issuance is approved by the Board of Directors, including the approval of a majority of the Preferred Directors;

(8)    Class B Common Stock issued or issuable upon conversion of the Preferred Stock and Founder Stock; and

(9)    With respect to any series of Preferred Stock, securities issued or issuable in any other transaction for which exemption from these price-based antidilution provisions is approved before or after issuance of the securities by the affirmative vote of at least a majority of the then-outstanding shares of such series of Preferred Stock.

(C)    No Fractional Adjustments. No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one hundredth of one cent per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D)    Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors (including the approval of a majority of the Preferred Directors) irrespective of any accounting treatment.

(E)    Deemed Issuances of Common Stock. In the case of the issuance of securities or rights convertible into, exercisable or exchangeable into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Article IV(B)4(d)(i):

(1)    The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments and without double counting for cancellation of indebtedness) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Article IV(B)4(d)(i)(D) above).

(2)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3)    Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4)    The number of shares of Class B Common Stock deemed issued and the consideration deemed paid therefor pursuant to Article IV(B)4(d)(i)(D) above shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Article IV(B)4(d)(i)(E)(2) above or Article IV(B)4(d)(i)(E)(3) above.

(F)    No Increased Conversion Price. Notwithstanding any other provisions of this Article IV(B)4(d)(i), except to the limited extent provided for in Article IV(B)4(d)(i)(E)(2) above and Article IV(B)4(d)(i)(E)(3) above, no adjustment of the Conversion Price pursuant to this Article IV(B)4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii)    Stock Splits and Combinations. In the event the Corporation should at any time after the filing date of this Restated Certificate fix a record date for the effectuation of a split or subdivision of the outstanding shares of Class B Common Stock, then, as of such record date (or the date of such split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock that is convertible into Class B Common Stock shall be appropriately proportionately decreased so that the number of shares of Class B Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Class B Common Stock outstanding. If the number of shares of Class B Common Stock outstanding at any time after the filing date of this Restated Certificate is decreased by a combination of the outstanding shares of Class B Common Stock, then, following the record date of such combination (or the date of such combination if no record date is fixed), the Conversion Price for each series of Preferred Stock that is convertible into Class B Common Stock shall be appropriately proportionally increased so that the number of shares of Class B Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Class B Common Stock outstanding.

(iii)    Dividends. In the event the Corporation should at any time after the filing date of this Restated Certificate fix a record date for the determination of holders of Class B Common Stock entitled to receive a dividend or other distribution payable in additional shares of Class B Common Stock or Common Stock Equivalents (such Common Stock Equivalents, if any, “Additional Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Class B Common Stock or the Additional Common Stock Equivalents (including the additional shares of Class B Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution if no record date is fixed), the Conversion Price of each series of Preferred Stock that is convertible into Class B Common Stock shall be appropriately proportionally decreased by multiplying the Conversion Price then in effect by a fraction:

(A)    the numerator of which shall be the total number of shares of Class B Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(B)    the denominator of which shall be the total number of shares of Class B Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Class B Common Stock issuable in payment of such dividend or distribution and those issuable with respect to such Additional Common Stock Equivalents.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of each series of Preferred Stock that is convertible into Class B Common Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price of each series of Preferred Stock that is convertible into Class B Common Stock shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of a series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Class B Common Stock or Common Stock Equivalents in a number equal to the number of shares of Class B Common Stock or Common Stock Equivalents as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Class B Common Stock on the date of such event.

(e)    Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Article IV(B)4(d)(i) above or in Article IV(B)4(d)(ii) above, then, in each such case for the purpose of this Article IV(B)4(e), the holders of each series of Preferred Stock that is convertible into Class B Common Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Class B Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Class B Common Stock of the Corporation entitled to receive such distribution (or the date of such distribution if no record date is fixed).

(f)    Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Class B Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Article IV(B)2 above or this Article IV(B)4) provision shall be made so that the holders of each series of Preferred Stock that is convertible into Class B Common Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Class B Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article IV(B)4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Article IV(B)4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)    No Fractional Shares and Notices as to Adjustments.

(i)    No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Class B Common Stock to be issued to a particular stockholder shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class B Common Stock and the number of shares of Class B Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, upon demand by the stockholder otherwise entitled to such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Article IV(B)4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of such Preferred Stock, furnish or cause to be furnished to such holder a notice setting forth such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect and (C) the number of shares of Class B Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(h)    Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of each series of Preferred Stock that is convertible into Class B Common Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(j)    Notices. Any notice required by the provisions of this Article IV(B)4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the U.S. mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation or delivered by electronic transmission to the holder of Preferred Stock using the contact information previously provided by such holder to the Corporation.

5.    Voting Rights and Powers.

(a)    Except as expressly provided by this Restated Certificate or as provided by law, the holders of Preferred Stock shall be entitled to the same voting rights as the holders of the Common Stock and Founder Stock, and to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock, the holders of Founder Stock and the holders of Preferred Stock shall vote together as a single class on all matters. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Class B Common Stock into which such shares of Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded down to the nearest whole number.

(b)    At each meeting of stockholders at which members of the Board of Directors are to be elected, or whenever members of the Board of Directors are to be elected by written consent of the stockholders, (i) the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors (the “Series A Director”), (ii) the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors (the “Series B Director”), (iii) the holders of at least a majority of the outstanding shares of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors (the “Series C Director,” and, together with the Series A Director and Series B Director, the “Preferred Directors”), (iv) the holders of at least a majority of the voting power of the then-outstanding shares of Common Stock and Founder Stock, voting together as a single class on an as-converted basis, shall be entitled to elect two (2) members of the Board of Directors (the “Common Directors”) and (v) the holders of at least a majority of the voting power of the then-outstanding shares of Common Stock, the Founder Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect the remaining members of the Board of Directors. For the avoidance of doubt, the holders of Series D Preferred Stock and Series E Preferred Stock shall not be entitled to vote pursuant to this Section 5(b).

(c)    Notwithstanding the provisions of Section 223(a)(l) and 223(a)(2) of the Delaware General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6.    Protective Provisions.

(a)    Preferred Stock Protective Provisions. So long as at least 8,000,000 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) do any of the following without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

(i)    effect a Liquidation Transaction;

(ii)    alter or change the powers, rights, preferences, privileges or restrictions of any series of Preferred Stock so as to adversely affect the shares of such series;

(iii)    declare or pay a dividend or other distribution with respect to any shares of the Corporation’s capital stock;

(iv)    redeem, purchase or otherwise acquire (or pay into or set aside funds for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, consultants, officers or directors of the Corporation, or other persons performing services for the Corporation or any subsidiary at no greater than cost pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

(v)    change the number of authorized directors;

(vi)    enter into a transaction with any subsidiary or other entity affiliated with the Corporation, unless approved by a majority of the disinterested members of the Board of Directors, including a majority of the Preferred Directors;

(vii)    enter into a transaction with an officer or director of the Corporation, or affiliate thereof, unless approved by a majority of the disinterested members of the Board of Directors, including a majority of the Preferred Directors;

(viii)    amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation;

(ix)    increase or decrease (other than by conversion) the total number of authorized shares of Preferred Stock (or any series of Preferred Stock) or any class of Common Stock;

(x)    authorize or issue, or obligate itself to issue, any other equity security, including any security (other than the issuance of any series of Preferred Stock authorized by this Restated Certificate) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the series of Preferred Stock authorized by this Restated Certificate with respect to voting (other than the pari passu voting rights of Class B Common Stock), dividends, redemption, conversion or upon liquidation; or

(xi)    amend this Article IV(B)6(a).

(b)    Series B Preferred Stock Protective Provisions. So long as at least 2,400,000 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Series B Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) do any of the following without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting together as a single class on an as- converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    alter or change the powers, rights, preferences, privileges or restrictions of the Series B Preferred Stock so as to adversely affect the shares of Series B Preferred Stock without similarly affecting the entire class of Preferred Stock;

(ii)    increase the number of authorized shares of Series B Preferred Stock;

(iii)    redeem any shares of Preferred Stock if such redemption is not made on a pro-rata basis among all series of Preferred Stock;

(iv)    waive, amend, alter or repeal Article IV(B)4(d)(i) or Article IV(B)4(b)(ii) so as to change the rights of the Series B Preferred Stock; or

(v)    amend this Article IV(B)6(b).

(c)    Series C Preferred Stock Protective Provisions. So long as at least 2,000,000 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Series C Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) do any of the following without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting together as a single class on an as- converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    alter or change the powers, rights, preferences, privileges or restrictions of the Series C Preferred Stock so as to adversely affect the shares of Series C Preferred Stock without similarly affecting the entire class of Preferred Stock;

(ii)    increase the number of authorized shares of Series C Preferred Stock;

(iii)    redeem any shares of Preferred Stock if such redemption is not made on a pro-rata basis among all series of Preferred Stock;

(iv)    waive, amend, alter or repeal Article IV(B)4(d)(i) or Article IV(B)4(b)(ii) so as to change the rights of the Series C Preferred Stock; or

(v)    amend this Article IV(B)6(c).

(d)    Series D Preferred Stock Protective Provisions. So long as at least 1,000,000 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Series D Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) do any of the following without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, voting together as a single class on an as- converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    alter or change the powers, rights, preferences, privileges or restrictions of the Series D Preferred Stock so as to adversely affect the shares of Series D Preferred Stock without similarly affecting the entire class of Preferred Stock;

(ii)    increase the number of authorized shares of Series D Preferred Stock;

(iii)    redeem any shares of Preferred Stock if such redemption is not made on a pro-rata basis among all series of Preferred Stock;

(iv)    waive, amend, alter or repeal Article IV(B)4(d)(i) or Article IV(B)4(b)(ii) so as to change the rights of the Series D Preferred Stock; or

(v)    amend this Article IV(B)6(d).

(e)    Series E Preferred Stock Protective Provisions. So long as at least 1,000,000 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Series E Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) do any of the following without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, voting together as a single class on an as- converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    alter or change the powers, rights, preferences, privileges or restrictions of the Series E Preferred Stock so as to adversely affect the shares of Series E Preferred Stock without similarly affecting the entire class of Preferred Stock;

(ii)    increase the number of authorized shares of Series E Preferred Stock;

(iii)    waive, amend, alter or repeal Article IV(B)4(d)(i), Article IV(B)4(b)(ii) or Article IV(B)2(d)(i) so as to change the rights of the Series E Preferred Stock;

(iv)    waive a downward adjustment of the Conversion Price of the Series E Preferred Stock;

(v)    reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series E Preferred Stock with respect to dividends, liquidation or redemption, if such reclassification, alteration or amendment would render such other security senior to the Series E Preferred Stock in respect of any such right, preference or privilege; or

(vi)    amend this Article IV(B)6(e).

7.    Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Article IV(B)4 above hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Corporation shall take all such actions as are necessary to cause this Restated Certificate to be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock and the authorized shares of Preferred Stock.

8.    Waiver of Rights. Except as otherwise set forth in this Restated Certificate, any of the rights, powers, preferences and other terms of a particular series of Preferred Stock set forth herein may be waived (either prospectively or retrospectively) on behalf of all holders of such series of Preferred Stock and with respect to all shares of such series of Preferred Stock by the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the shares of such series of Preferred Stock then outstanding.

(C)    Powers, Rights, Preferences, Privileges and Restrictions of Founder Stock. The powers, rights, preferences, privileges and restrictions granted to and imposed on the Founder Stock are as set forth below in this Article IV(C).

1.    Dividend Provisions. The holders of shares of Founder Stock shall be entitled to receive, out of any assets legally available therefor, such dividends (other than payable solely in Common Stock or Common Stock Equivalents, as defined below), when, as and if declared by the Board of Directors, on a pro rata basis with the holders of Class B Common Stock based on the number of shares of Class B Common Stock held by each (assuming conversion of all such Founder Stock into Class B Common Stock), calculated on the record date for determination of holders entitled to such dividend.

2.    Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Article IV(B)2 above.

3.    Redemption. The Founder Stock is not mandatorily redeemable.

4.    Conversion. The holders of shares of Founder Stock shall be entitled to conversion rights as follows:

(a)    Right to Convert to Class B Common Stock. Subject to Article IV(C)4(c) below, each share of Founder Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing $1.00 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) by the Conversion Price applicable to such shares (the conversion rate for Founder Stock into Class B Common Stock is referred to herein as the “Founder Conversion Rate”), determined as hereafter provided, in effect on (i) the date the certificate is surrendered for conversion or (ii) in the case of uncertificated securities, the date the notice of conversion is received by the Corporation. Any transfer of shares of Founder Stock that is neither (A) made in connection with an Equity Financing (as such term is defined in Article IV(C)4(g) below), nor (B) authorized by a majority of the Board of Directors, shall be deemed an election of an option to convert such shares into Class B Common Stock and each such transferred share of Founder Stock shall automatically convert into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing $1.00 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) by the Conversion Price applicable to such share, determined as hereafter provided, effective immediately prior to such transfer. The initial Conversion Price per share of Founder Stock shall be $1.00. Such initial Conversion Price shall be subject to adjustment as set forth in Article IV(C)4(d) below.

(b)    Automatic Conversion. Each share of Founder Stock shall automatically be converted into shares of Class B Common Stock at the Founder Conversion Rate then in effect for such share immediately upon the earlier of (i) except as provided in Article IV(C)4(c) below, a Qualified IPO, or (ii) the date specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Founder Stock, voting as a single class, or (iii) the automatic conversion of all outstanding shares of Preferred Stock in accordance with Article IV(B)4(b)(ii).

(c)    Mechanics of Conversion. Before any holder of Founder Stock shall be entitled to convert such Founder Stock into shares of Class B Common Stock, the holder shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the shares of Class B Common Stock are to be issued and, in the case of Founder Stock represented by a certificate, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Founder Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Founder Stock, or to the nominee or nominees of such holder, a certificate or certificates or, upon request in the case of uncertificated securities, a notice of issuance, for the number of shares of Class B Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of certificates, or in the case of uncertificated securities, on the date such notice of conversion is received by the Corporation, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock as of such date. If the conversion is in connection with a firm commitment underwritten public offering of securities, the conversion may, at the option of any holder tendering such Founder Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event any persons entitled to receive Class B Common Stock upon conversion of such Founder Stock shall not be deemed to have converted such Founder Stock until immediately prior to the closing of such sale of securities.

(d)    Conversion Price Adjustments of Founder Stock for Splits and Combinations. The Conversion Price of the Founder Stock shall be subject to adjustment from time to time as follows:

(i)    Stock Splits and Combinations. In the event the Corporation should, at any time after the filing date of this Restated Certificate, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Class B Common Stock, then, as of such record date (or the date of such split or subdivision if no record date is fixed), the Conversion Price of the Founder Stock shall be appropriately proportionately decreased so that the number of shares of Class B Common Stock issuable on conversion of each share of such Founder Stock shall be increased in proportion to such increase in the aggregate number of shares of Class B Common Stock outstanding. If the number of shares of Class B Common Stock outstanding at any time after the filing date of this Restated Certificate is decreased by a combination of the outstanding shares of Class B Common Stock, then, following the record date of such combination (or the date of such combination if no record date is fixed), the Conversion Price of the Founder Stock shall be appropriately proportionately increased so that the number of shares of Class B Common Stock issuable on conversion of each share of such Founder Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Class B Common Stock outstanding.

(ii)    Deemed Issuances of Common Stock. The following provisions shall apply for purposes of this Article IV(C)4(d).

(A)    The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued.

(B)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of the Founder Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(C)    Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of the Founder Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(iii)    Dividends. In the event the Corporation should, at any time after the filing date of this Restated Certificate, fix a record date for the determination of holders of Class B Common Stock entitled to receive a dividend or other distribution payable in additional shares of Class B Common Stock or other securities or rights convertible into, exercisable or exchangeable into, or entitling the holder thereof to receive directly or indirectly, additional shares of Class B Common Stock or Common Stock Equivalents (such Common Stock Equivalents, if any, “Additional Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Class B Common Stock or the Additional Common Stock Equivalents (including the additional shares of Class B Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution if no record date is fixed), the Conversion Price of the Founder Stock shall be appropriately proportionately decreased so by multiplying the Conversion Price then in effect by a fraction:

(A)    the numerator of which shall be the total number of shares of Class B Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(B)    the denominator of which shall be the total number of shares of Class B Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Class B Common Stock issuable in payment of such dividend or distribution and those issuable with respect to such Additional Common Stock Equivalents.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of the Founder Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price of the Founder Stock shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of the Founder Stock simultaneously receive a dividend or other distribution of shares of Class B Common Stock or Common Stock Equivalents in a number equal to the number of shares of Class B Common Stock or Common Stock Equivalents as they would have received if all outstanding shares of the Founder Stock had been converted into Class B Common Stock on the date of such event.

(e)    No Fractional Shares and Notices as to Adjustments.

(i)    No fractional shares shall be issued upon the conversion of any share or shares of Founder Stock, and the number of shares of Class B Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Founder Stock the holder is at the time converting into Class B Common Stock and the number of shares of Class B Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(A)    Upon the occurrence of each adjustment or readjustment of the Conversion Price of Founder Stock pursuant to this Article IV(C)4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Founder Stock a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of such Founder Stock, furnish or cause to be furnished to such holder a notice setting forth such adjustment and readjustment, (B) the Conversion Price for the Founder Stock at the time in effect and (C) the number of shares of Class B Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Founder Stock.

(f)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of Founder Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Founder Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Founder Stock, in addition to such other remedies as shall be available to the holder of such Founder Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(g)    Right to Convert to Preferred Stock. If a share of Founder Stock is purchased by an investor in connection with an Equity Financing (as defined below), then immediately upon the closing of such purchase, each such share of Founder Stock transferred to the investor shall automatically convert, at the Conversion Ratio (as defined below), into shares of a subsequent series of preferred stock of the Corporation sold by the Corporation in such Equity Financing (“Subsequent Preferred Stock”). “Conversion Ratio” shall mean, for each Equity Financing, one divided by the number of shares into which a share of Subsequent Preferred Stock issued in such Equity Financing is convertible into Class B Common Stock of the Corporation, and “Equity Financing” shall mean an equity financing of the Corporation in which the Corporation signs a purchase agreement and sells and issues Subsequent Preferred Stock of the Corporation. By way of example only, in the event that one share of Subsequent Preferred Stock issued in the Equity Financing is convertible into two shares of Class B Common Stock, the Conversion Ratio shall be one-half (1/2).

(h)    Notices. Any notice required by the provisions of this Article IV(C)4 to be given to the holders of shares of Founder Stock shall be deemed given (i) if deposited in the U.S. mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation or (ii) if such notice is provided by electronic transmission in a manner permitted by Section 232 of the Delaware General Corporation Law.

5.    Voting Rights and Powers. Except as expressly provided by this Restated Certificate or as provided by law, the holders of Founder Stock shall be entitled to the same voting rights as the holders of the Common Stock and to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock, the holders of Preferred Stock and the holders of Founder Stock shall vote together as a single class on all matters. Each holder of Founder Stock shall be entitled to the number of votes equal to the number of shares of Class B Common Stock into which such shares of Founder Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Founder Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). The number of authorized shares of Founder Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing at least a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

6.    Status of Converted Stock. In the event any shares of Founder Stock shall be converted pursuant to Article IV(C)4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock and the authorized shares of Founder Stock.

7.    Waiver of Rights. Except as otherwise set forth in this Restated Certificate, any of the rights, powers, preferences and other terms of the Founder Stock set forth herein may be waived (either prospectively or retrospectively) on behalf of all holders of the Founder Stock and with respect to all shares of the Founder Stock by the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the shares of the Founder Stock then outstanding.

(D)    Common Stock.

Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Class A Common Stock and Class B Common Stock are as follows:

1.    Definitions.

For purposes of this Article IV(D), the following definitions shall apply:

(a)    “Direct Listing” shall have the meaning set forth in Section 4(b) of Article IV(B).

(b)    “Family Member” shall mean with respect to any Qualified Stockholder who is a natural person, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation, adoption, marriage or domestic partnership) of such Qualified Stockholder.

(c)    “Final Conversion Date” means 5:00 p.m. in New York City, New York on the earliest to occur following the IPO or the Direct Listing of (i) the date fixed by the Board of Directors that is no less than sixty one (61) days and no more than one hundred eighty (180) days following the date on which the outstanding shares of Class B Common Stock represent less than ten percent (10%) of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock, (ii) the last Trading Day of the fiscal year following the tenth (10th) anniversary of the IPO or the Direct Listing or (iii) the date specified by the holders of a majority of the outstanding shares of Class B Common Stock.

(d)    “Founder” means the following individuals: Neha Narkhede, Edward Jay Kreps and Jun Rao, and “Founders” shall mean all of them.

(e)    “Incapacity” shall mean, with respect to an individual, that such individual is incapable of managing his or her financial affairs under the criteria set forth in the applicable probate code, that can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether an individual has suffered an Incapacity, no Incapacity of such individual will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.

(f)    “IPO” means the Corporation’s first firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Class A Common Stock where the Class A Common Stock and Class B Common Stock are each a “covered security” as described in Section 18(b) of the Securities Act and shall include a Qualified IPO.

(g)    “Permitted Entity” shall mean, with respect to a Qualified Stockholder that is not a natural person, any corporation, partnership or limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities or Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as the case may be, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control (or, if the Qualified Stockholder is a Founder, shared dispositive power and exclusive Voting Control with one or more Family Members of such Founder) with respect to all shares of Class B Common Stock held of record by such corporation, partnership or limited liability company, as the case may be.

(h)    “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

(i)    by a Qualified Stockholder that is a natural person, to the trustee or co-trustees of a Permitted Trust of such Qualified Stockholder;

(ii)    by a Permitted Trust of a Qualified Stockholder, to (A) the Qualified Stockholder, (B) the trustee of any other Permitted Trust of such Qualified Stockholder, (C) any Permitted Entity of such Qualified Stockholder or (D) a Founder;

(iii)    by a Qualified Stockholder that is not a natural person to (A) a Founder’s estate or a Founder’s heirs, effective either (1) upon the death of such Founder or (2) during or following any Incapacity of such Founder, (B) any Permitted Entity of such Qualified Stockholder, (C) such Qualified Stockholder’s revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder or (D) a Founder;

(iv)    by a Permitted Entity of a Qualified Stockholder that is not a natural person to (A) the Qualified Stockholder, (B) any other Permitted Entity of such Qualified Stockholder or (C) a Founder;

(v)    by a Qualified Stockholder that is a natural person or a Permitted Trust of a Qualified Stockholder, to a foundation in which such Qualified Stockholder or Family Members of the Qualified Stockholder directly, or indirectly through one or more Permitted Entities or Permitted Transferees, own shares with sufficient Voting Control in the corporation, or otherwise have legally enforceable rights, such that the Qualified Stockholder or Family Members of the Qualified Stockholder retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such foundation; provided that in the event the Qualified Stockholder or Family Members of the Qualified Stockholder no longer own sufficient shares or no longer have sufficient legally enforceable rights to ensure the Qualified Stockholder or Family Members of the Qualified Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such foundation, each such share of Class B Common Stock then held by such foundation shall automatically convert as provided in Article IV(D)(6); or

(vi)    by a Qualified Stockholder that is a partnership or limited liability company that beneficially held more than one percent (1%) of the total outstanding shares of Class B Common Stock as of immediately following the closing of the IPO or the Direct Listing, to any person or entity that, upon the closing of the IPO or the Direct Listing, was a Control Person of such partnership or limited liability company, in accordance with the terms of such partnership or limited liability company and without the payment of additional consideration, and any further Transfer(s) by such Control Person that is a partnership or limited liability company to any person or entity that was upon the closing of the IPO or the Direct Listing a general partner, managing member or manager of such partnership or limited liability company in accordance with the terms of such partnership or limited liability company and without the payment of additional consideration. All shares of Class B Common Stock held by affiliated entities shall be aggregated together for the purposes of determining the satisfaction of such one percent (1%) threshold. For the purposes of the foregoing, a “Control Person” shall mean any general partner of a limited partnership and any managing member, managing director or manager of a limited liability company.

(i)    “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

(j)    “Permitted Trust” shall mean a bona fide trust for the benefit of a Qualified Stockholder or Family Members of the Qualified Stockholder, if such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Qualified Stockholder or a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code and/or a reversionary interest, in each case so long as the Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust.

(k)    “Qualified Stockholder” shall mean (i) the registered holder of a share of Class B Common Stock immediately prior to the IPO or the Direct Listing; (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the IPO or the Direct Listing (including, without limitation, upon conversion of the Series Preferred or upon exercise of options or warrants and settlement of restricted stock units); and (iii) a Permitted Transferee.

(l)    “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(m)    “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:

(i)    the granting of a revocable proxy to (i) officers or directors or agents of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or (ii) any other person with specific direction to vote such shares of Class B Common Stock as directed by the holder of such shares, without discretion, in connection with actions to be taken at an annual or special meeting of stockholders;

(ii)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iii)    the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”; or

(iv)    entering into a support or similar voting agreement (with or without granting a proxy) in connection with a Liquidation Event.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the Qualified Stockholder who effected the Transfer of such shares to such Permitted Transferee or (ii) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the IPO or the Direct Listing, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the time of the effectiveness of the filing of this Amended and Restated Certificate of Incorporation first setting for the this sentence with the Secretary of State of the State of Delaware, holders of voting securities of any such entity or Parent of such entity. “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(n)    “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

2.    Rights Relating to Dividends, Subdivisions and Combinations.

(a)    Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of Common Stock treated adversely, voting separately as a class.

(b)    The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Class A Common Stock or Class B Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock (or unless such dividend or distribution is approved in accordance with Section 2(a) of Article IV(D)); provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date (and provided that any dividend or other distribution paid in accordance with this proviso shall not require any approval of holders of Class A Common Stock or Class B Common Stock under Section 2(a) of Article IV(D)).

(c)    If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

3.    Voting Rights.

(a)    Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share thereof held.

(b)    Class B Common Stock. Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share thereof held.

(c)    Class B Common Stock Protective Provisions. Following the IPO or the Direct Listing, so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class B Common Stock then outstanding, voting as a separate class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(i)    amend, alter, or repeal any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class B Common Stock; or

(ii)    reclassify any outstanding shares of Class A Common Stock of the Corporation into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to more than one (1) vote for each share thereof.

(d)    General. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock, Class A Common Stock and Class B Common Stock shall vote together and not as separate series or classes.

4.    Liquidation Rights.

In the event of a Liquidation Event, the assets of the Corporation legally available for distribution to stockholders shall be distributed as provided in Article IV(B)2 above, unless different treatment of the shares of the Class A Common Stock and Class B Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock or Class B Common Stock.

5.    Optional Conversion.

(a)    Optional Conversion of the Class B Common Stock.

(i)    At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time following the closing of the IPO or the Direct Listing, into one fully paid and nonassessable share of Class A Common Stock as provided herein.

(ii)    Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to 5:00 p.m. in New York City, New York on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock as of such time on such date. If a conversion election under this Section 5(a)(ii) is made in connection with an underwritten public offering of the Corporation’s securities pursuant to the Securities Act, the conversion may, at the option of the holder tendering shares of Class B Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Corporation’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Class A Common Stock upon conversion of their Class B Common Stock shall not be deemed to have converted such shares of Class B Common Stock until immediately after to the closing of such sale of the Corporation’s securities in the offering.

6.    Automatic Conversion.

(a)    Automatic Conversion of the Class B Common Stock. At any time following the closing of the IPO or the Direct Listing, each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Class A Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Class B Common Stock surrendered were convertible on the date on which such automatic conversion occurred.

(b)    Conversion Upon Death or Incapacity. At any time following the closing of the IPO or the Direct Listing, each share of Class B Common Stock held of record by a natural person, other than a Founder, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death or Incapacity of such stockholder. At any time following the closing of the IPO or the Direct Listing, each share of Class B Common Stock held of record by a Founder or a Permitted Transferee of such Founder shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock nine (9) months after the date of the death or Incapacity of such Founder.

7.    Final Conversion.

On the Final Conversion Date, each one (1) issued share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Class A Common Stock. Following the Final Conversion Date, the Corporation may no longer issue any additional shares of Class B Common Stock.

8.    Reservation of Stock Issuable Upon Conversion.

The Corporation shall at all times following the closing of the IPO or the Direct Listing reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time following the closing of the IPO or the Direct Listing the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.

ARTICLE V

Except as otherwise set forth herein, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

Distributions by the Corporation may be made without regard to “preferential dividends arrears amount” or any “preferential rights,” as such terms may be used in Section 500 of the California Corporations Code.

ARTICLE VIII

(A)    To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B)    The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C)    Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (A) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (B) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer, or other employee of the Corporation arising out of or pursuant to, or seeking to enforce any right, obligation or remedy under, or to interpret, apply, or determine the validity of, any provision of the DGCL, the Certificate of Incorporation, or the Bylaws, (iv) any action, suit, or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, and (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer, or other employee of the Corporation governed by the internal-affairs doctrine, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Article V(D) shall not apply to actions, suits or proceedings brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying such offering. Any person or Entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Restated Certificate.

***

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed at Mountain View, California, on June 15, 2021.

/s/ Edward Jay Kreps
Edward Jay Kreps, President